Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-8840) pertaining to the 1st Source Corporation Employee Stock Ownership and Profit Sharing Plan of our report dated June 26, 2025, with respect to the financial statements and supplemental schedule of 1st Source Corporation Employee Stock Ownership and Profit Sharing Plan included in this Annual Report on Form 11-K as if December 31, 2024 and 2023 and for the year ended December 31 2024.

/s/ Forvis Mazars, LLP

Fort Wayne, Indiana
June 26, 2025